Exhibit 99.1

OSHKOSH CORPORATION

FOR IMMEDIATE RELEASE

For more information, contact:
Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Director of Communications
920.233.9247

OSHKOSH CORPORATION REPORTS RESULTS FOR
FISCAL 2010 THIRD QUARTER

Reports Third Quarter EPS of $2.31 Compared to
Prior Year Loss of $0.28

Revenue Increases 100.8 Percent to $2.44 Billion

Reduced Long-Term Debt by $175 Million

OSHKOSH, WI — (August 2, 2010) — Oshkosh Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported fiscal 2010 third quarter net sales of $2.44 billion and net income of $211.2 million, or $2.31 per share.  This compares with net sales of $1.22 billion and a loss from continuing operations of $21.2 million, or $0.28 per share, in the prior year third quarter.

“Our dedicated and committed employees worked hard to deliver third quarter records for revenue, operating income and EPS, led once again by strong performance in our defense segment,” said Robert G. Bohn, Oshkosh Corporation chairman and chief executive officer.  “We further improved our balance sheet during the quarter with debt reduction of $175 million.  Over the past two years we have retired $1.5 billion of debt as a result of strong free cash flow and $358 million of proceeds from a stock offering.  Debt reduction will remain the primary use for free cash flow by Oshkosh for the near term.

“This quarter, we commenced low rate production of access equipment in our newly constructed Tianjin, China facility.  We expect to gradually ramp up production in this facility over the next 12 months to serve Asian markets as access equipment becomes accepted as a productivity and safety tool for construction and industrial markets in this region.

“As we enter the fourth quarter of fiscal 2010, we expect another strong quarterly performance to close what we expect will be a stellar year for Oshkosh in terms of sales and earnings.  Looking forward to fiscal 2011, we expect that our defense segment performance will provide a solid foundation to what we anticipate will be a gradual economic recovery, although we will not attain defense segment revenue levels that approach our fiscal 2010 defense

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performance because we will have completed the bulk of our M-ATV shipments in fiscal 2010.  We believe that our non-defense businesses will generally achieve higher revenues in fiscal 2011, as the economy improves.  Fiscal 2011 will also be a year in which we continue our focus on improving both our operations and our customers’ experiences with our Company,” commented Bohn.

The Company reported that consolidated net sales in the third quarter of fiscal 2010 doubled compared with the prior year third quarter largely due to $1.08 billion of sales under the M-ATV contract, including related aftermarket parts & service sales. In addition, the Company’s access equipment segment sales to external customers increased $162.7 million, or 77.0 percent, from very low sales levels in the prior year quarter.

Operating income increased to $340.5 million, or 14.0 percent of sales, for the third quarter of fiscal 2010 compared with operating income of $39.3 million, or 3.2 percent of sales, in the prior year third quarter.  Significantly improved defense segment performance, combined with improved access equipment segment performance, led to the increase in operating income.  Both the defense and access equipment segments benefited from significant M-ATV production during the quarter.  In addition, the access equipment segment achieved a small operating profit on sales to external customers in the third quarter of fiscal 2010 as compared with a $71.2 million loss in the prior year quarter.

Factors affecting third quarter results for the Company’s business segments included:

Defense — Defense segment sales increased $1.1 billion, or 180.9 percent, to $1.7 billion for the third quarter of fiscal 2010 compared with the prior year third quarter.  The increase in sales compared to the prior year quarter was due to the sale of 1,574 M-ATVs and related aftermarket parts & service under a contract that began in the fourth quarter of fiscal 2009.  Combined vehicle and parts & service sales related to the M-ATV program totaled approximately $1.08 billion in the third quarter of fiscal 2010.

Operating income in the third quarter for the defense segment more than tripled to $304.1 million, or 17.9 percent of sales, compared with prior year third quarter operating income of $92.9 million, or 15.3 percent of sales.  The increase in operating income as a percent of sales reflected a combination of high M-ATV related volume and relatively fixed engineering and administrative expenses compared to higher sales.

Access Equipment — Access equipment segment sales to external customers increased 77.0 percent to $373.9 million for the third quarter of fiscal 2010 compared with the prior year third quarter.  The access equipment segment experienced increases in sales in all major markets, with the largest dollar increases in North America and Latin America.  While North American sales remain significantly lower than historical levels due to weak construction markets and tight credit, sales have begun to recover from historic lows.  Third quarter fiscal 2010 access equipment segment sales also included $316.0 million of intersegment M-ATV related sales to the defense segment as the Company continued to leverage underutilized facilities in the access equipment segment to meet defense production requirements.  In total, segment sales increased 226.6 percent to $689.9 million for the third quarter of fiscal 2010 compared with the prior year quarter.

The access equipment segment reported operating income of $31.6 million, or 4.6 percent of sales, for the third quarter of fiscal 2010 compared with an operating loss of $71.2 million, or 33.7 percent of sales, in the prior year quarter.  Operating results benefited from lower allowances for credit losses, intersegment M-ATV sales at high single-digit margins, higher volume of sales to external customers and lower material costs.

Fire & Emergency — Fire & emergency segment sales for the third quarter of fiscal 2010 decreased 15.6 percent to $243.3 million compared with the prior year quarter.  The decrease in sales reflected lower shipments for most businesses in the segment due to softer demand attributed to declining municipal budgets in the U.S. and overall economic weakness combined with the timing of shipments in airport products.

Operating income decreased 46.6 percent in the third quarter of fiscal 2010 to $17.5 million, or 7.2 percent of sales, compared with the prior year quarter operating income of $32.7 million, or 11.4 percent of sales.  The decrease in operating income during the third quarter was primarily the result of the lower volume and an adverse product mix.

Commercial — Commercial segment sales increased 14.4 percent to $158.3 million in the third quarter of fiscal 2010 compared with the prior year quarter.  The increase in sales was due to a 45.8 percent increase in concrete placement products sales, off a low base, due to sales growth internationally and a slight increase in domestic demand as well as increased intersegment production of heavy tactical vehicle components for the defense segment.

Operating income increased to $7.0 million in the third quarter of fiscal 2010, or 4.4 percent of sales, compared with operating income of $2.1 million, or 1.5 percent of sales, in the prior year quarter.  The increase in operating income primarily resulted from the profit on intersegment manufacturing activities.

Corporate — Corporate operating expenses increased $6.3 million to $23.3 million for the third quarter of fiscal 2010 compared with the prior year quarter.  The increase was the result of higher incentive compensation, including higher share-based compensation expense.

Intersegment Eliminations — Income from the reversal of intersegment profit eliminations on sales between segments (largely M-ATV related sales between access equipment and defense) was $3.6 million in the third quarter of fiscal 2010.  The eliminated profit is recognized as income once the related inventory is sold to an external customer.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $21.9 million to $41.0 million in the third quarter of fiscal 2010 compared with the prior year quarter largely due to the effects of lower borrowings as average debt outstanding decreased from $2.5 billion during the third quarter of fiscal 2009 to $1.5 billion during the third quarter of fiscal 2010.  In addition to debt reduction as a result of strong cash flow generation during the past 12 months, the Company completed a common stock offering early in the fourth quarter of fiscal 2009, which provided $358 million of net cash proceeds that the Company applied to reduce outstanding debt.

Provision for Income Taxes — The Company recorded income tax expense of $87.4 million in the third quarter of fiscal 2010, or 29.3 percent of pre-tax income from continuing operations.  The current year quarter effective tax rate benefited from a $15.3 million, or 513 basis points, favorable income tax audit settlement.

Discontinued Operations

In July 2009, the Company sold its ownership in Geesink Group B.V., Geesink Norba Limited and Norba A. B. (collectively, the Geesink Norba Group). The Geesink Norba Group, the Company’s former European refuse collection vehicle manufacturer, was included in the Company’s commercial segment.  In October 2009, the Company sold its 75 percent ownership in BAI Brescia Antincendi International S.r.l. (BAI).  BAI, the Company’s former European fire apparatus manufacturer, was included in the Company’s fire & emergency segment.  The historical results of operations of these businesses have been presented as discontinued operations, net of tax, in the Condensed Consolidated Statements of Operations for all periods.

Nine-month Results

Excluding impairment charges(1), the Company reported earnings from continuing operations of $7.65 per share for the first nine months of fiscal 2010 on sales of $7.74 billion and income from continuing operations of $695.0 million, compared with a loss of $0.64 per share for the first nine months of fiscal 2009 on sales of $3.78 billion and a loss from continuing operations of $47.4 million.  Including impairment charges, the Company reported earnings from continuing operations of $7.44 per share on income from continuing operations of $676.3 million for the first nine months of fiscal 2010 as compared to a loss from continuing operations of $1.21 billion, or $16.30 per share, for the first nine months of the prior year.  The increase in sales and income from continuing operations was primarily due to sales of M-ATV units and related aftermarket parts & service.  Combined vehicle and parts & service sales under the M-ATV program, which had initial shipments in the fourth quarter of fiscal 2009, totaled approximately $3.81 billion in the first nine months of fiscal 2010.

Conference Call

The Company will comment on third quarter earnings during a conference call at 11:00 a.m. EDT this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 10:00 a.m. EDT this morning.  The call will be webcast simultaneously over the Internet.  To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast.  An audio replay of the call and related question and answer session will be available for 12 months at this website.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies.  Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec®, Jerr-Dan®, Oshkosh Specialty Vehicles, Frontline™, SMIT™, CON-E-CO®, London® and IMT®.  Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount.  For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America.  The Company is presenting various operating results, such as operating income (loss), income (loss) from continuing operations and earnings (loss) per share from continuing operations on both a reported basis and on a basis excluding impairment charges that affect comparability of operating results.  When the Company uses operating results, such as operating income (loss), income (loss) from

(1)  Further information regarding operating results including impairment charges and related reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release, which should be thoroughly reviewed.

continuing operations and earnings (loss) per share from continuing operations, excluding impairment charges, they are considered non-GAAP financial measures.  The Company believes excluding the impact of non-cash intangible asset impairment charges is useful to investors to allow a more accurate comparison of the Company’s operating performance.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP.  The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures for the nine months ended June 30 (in millions, except per share amounts):

	Nine Months Ended
	June 30,
	2010	2009

Non-GAAP operating income	$1,183.8	$90.5
Intangible asset impairment charges	(23.3)	(1,188.2)
GAAP operating income (loss)	$1,160.5	$(1,097.7)

Non-GAAP income (loss) from continuing operations, net of tax	$695.0	$(47.4)
Intangible asset impairment charges	(23.3)	(1,188.2)
Income tax benefit associated with intangible asset impairment charges	4.6	23.0
GAAP income (loss) from continuing operations, net of tax	$676.3	$(1,212.6)

Non-GAAP income (loss) per share from continuing operations	$7.65	$(0.64)
Intangible asset impairment charges per share, net of tax	(0.21)	(15.66)
GAAP income (loss) per share from continuing operations	$7.44	$(16.30)

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements.  When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors include the impact on revenues and margins of the projected decrease in M-ATV production rates; the cost of any warranty campaigns related to the Company’s products; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during periods of global economic weakness and tight credit markets; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than equity market expectations; the expected level and timing of U.S. Department of Defense (“DoD”) procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; the Company’s ability to start production under the Family of Medium Tactical Vehicles contract at targeted margins; the consequences of financial leverage associated with the JLG acquisition, which could limit the Company’s ability to pursue various opportunities; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; risks related to production delays as a result of the economy’s impact on the Company’s suppliers; the potential for commodity costs to rise sharply, particularly in a future economic recovery; risks related to costs and charges as a result of facilities consolidation and alignment; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; risks related to disruptions in the Company’s distribution networks; and the potential for increased costs relating to compliance with changes in laws and regulations.  Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.  All forward-looking statements speak only as of the date of this press release.  The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$2,439.0	$1,215.0	$7,737.3	$3,781.0
Cost of sales	1,957.4	1,039.1	6,148.7	3,318.5
Gross income	481.6	175.9	1,588.6	462.5

Operating expenses:
Selling, general and administrative	126.2	121.6	359.3	325.2
Amortization of purchased intangibles	14.9	15.0	45.5	46.8
Intangible asset impairment charges	—	—	23.3	1,188.2
Total operating expenses	141.1	136.6	428.1	1,560.2
Operating income (loss)	340.5	39.3	1,160.5	(1,097.7)

Other income (expense):
Interest expense	(41.8)	(63.6)	(138.3)	(149.0)
Interest income	0.8	0.7	2.2	2.4
Miscellaneous, net	(1.3)	4.2	(0.1)	4.3
	(42.3)	(58.7)	(136.2)	(142.3)
Income (loss) from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	298.2	(19.4)	1,024.3	(1,240.0)
Provision for (benefit from) income taxes	87.4	0.9	348.0	(27.8)
Income (loss) from continuing operations before equity in earnings of unconsolidated affiliates	210.8	(20.3)	676.3	(1,212.2)
Equity in earnings (losses) of unconsolidated affiliates, net of tax	0.4	(0.9)	—	(0.4)
Income (loss) from continuing operations, net of tax	211.2	(21.2)	676.3	(1,212.6)
Discontinued operations, net of tax	—	(5.6)	(2.9)	(27.2)
Net income (loss)	211.2	(26.8)	673.4	(1,239.8)
Net loss attributable to the noncontrolling interest	—	0.2	—	0.7
Net income (loss) attributable to Oshkosh Corporation	$211.2	$(26.6)	$673.4	$(1,239.1)

OSHKOSH CORPORATION

EARNINGS (LOSS) PER SHARE

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-basic
Income (loss) from continuing operations	$2.34	$(0.28)	$7.53	$(16.30)
Discontinued operations	—	(0.08)	(0.03)	(0.35)
Net income (loss)	$2.34	$(0.36)	$7.50	$(16.65)

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-diluted
Income (loss) from continuing operations	$2.31	$(0.28)	$7.44	$(16.30)
Discontinued operations	—	(0.08)	(0.03)	(0.35)
Net income (loss)	$2.31	$(0.36)	$7.41	$(16.65)

Basic weighted average shares outstanding	90,174,086	74,424,605	89,750,291	74,403,238
Effect of dilutive stock options and incentive compensation awards	1,098,520	—	1,169,022	—
Diluted weighted average shares outstanding	91,272,606	74,424,605	90,919,313	74,403,238

Amounts attributable to Oshkosh Corporation common shareholders (in millions):
Income (loss) from continuing operations, net of tax	$211.2	$(21.2)	$676.3	$(1,212.6)
Discontinued operations, net of tax	—	(5.4)	(2.9)	(26.5)
Net income (loss)	$211.2	$(26.6)	$673.4	$(1,239.1)

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	June 30,	September 30,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$424.5	$530.4
Receivables, net	830.4	563.8
Inventories, net	862.6	789.7
Deferred income taxes	88.2	75.5
Other current assets	56.1	183.8
Total current assets	2,261.8	2,143.2
Investment in unconsolidated affiliates	33.9	37.3
Property, plant and equipment:
Property, plant and equipment	788.7	763.4
Accumulated depreciation	(397.4)	(353.2)
Property, plant and equipment, net	391.3	410.2
Goodwill	1,022.5	1,077.3
Purchased intangible assets, net	904.9	967.8
Other long-term assets	125.7	132.2
Total assets	$4,740.1	$4,768.0

LIABILITIES AND EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$0.8	$15.0
Accounts payable	728.2	555.8
Customer advances	426.8	731.9
Payroll-related obligations	111.2	74.5
Income taxes payable	4.8	3.1
Accrued warranty	92.7	72.8
Other current liabilities	264.2	205.5
Total current liabilities	1,628.7	1,658.6
Long-term debt, less current maturities	1,440.3	2,023.2
Deferred income taxes	225.0	239.6
Other long-term liabilities	287.0	330.3
Commitments and contingencies
Equity:
Oshkosh Corporation shareholders’ equity	1,159.1	514.1
Noncontrolling interest	—	2.2
Total equity	1,159.1	516.3
Total liabilities and equity	$4,740.1	$4,768.0

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine Months Ended
	June 30,
	2010	2009
Operating activities:
Net income (loss)	$673.4	$(1,239.8)
Non-cash asset impairment charges	23.3	1,197.8
Loss on sale of discontinued operations, net of tax	2.9	—
Depreciation and amortization	118.7	112.9
Other non-cash adjustments	(11.3)	(21.0)
Changes in operating assets and liabilities	(276.3)	394.1
Net cash provided by operating activities	530.7	444.0

Investing activities:
Additions to property, plant and equipment	(59.3)	(18.3)
Additions to equipment held for rental	(4.8)	(11.2)
Proceeds from sale of property, plant and equipment	0.6	3.9
Proceeds from sale of equipment held for rental	8.4	5.1
Other investing activities	2.1	(1.3)
Net cash used by investing activities	(53.0)	(21.8)

Financing activities:
Repayment of long-term debt	(1,082.2)	(263.9)
Proceeds from issuance of long-term debt	500.0	—
Net repayments under revolving credit facility	—	(54.2)
Debt issuance/amendment costs	(11.2)	(20.0)
Dividends paid	—	(14.9)
Proceeds from exercise of stock options	18.5	0.1
Excess tax benefits from stock-based compensation	5.7	—
Other financing activities	—	(0.1)
Net cash used by financing activities	(569.2)	(353.0)

Effect of exchange rate changes on cash	(14.4)	1.9
Increase (decrease) in cash and cash equivalents	(105.9)	71.1
Cash and cash equivalents at beginning of period	530.4	88.2
Cash and cash equivalents at end of period	$424.5	$159.3

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales:
Defense	$1,700.7	$605.4	$5,830.6	$1,739.4
Access equipment	689.9	211.2	2,408.0	828.8
Fire & emergency	243.3	288.4	728.4	836.5
Commercial	158.3	138.4	459.3	459.6
Intersegment eliminations	(353.2)	(28.4)	(1,689.0)	(83.3)
Consolidated	$2,439.0	$1,215.0	$7,737.3	$3,781.0

Operating income (loss):
Defense	$304.1	$92.9	$1,096.6	$241.6
Access equipment	31.6	(71.2)	91.2	(1,059.8)
Fire & emergency	17.5	32.7	34.3	(34.0)
Commercial	7.0	2.1	11.5	(187.5)
Corporate	(23.3)	(17.0)	(71.5)	(58.3)
Intersegment eliminations	3.6	(0.2)	(1.6)	0.3
Consolidated	$340.5	$39.3	$1,160.5	$(1,097.7)

	June 30,
	2010	2009
Period-end backlog:
Defense	$4,462.0	$3,268.9
Access equipment	186.5	115.4
Fire & emergency	474.4	577.6	(a)
Commercial	81.3	75.2
Consolidated	$5,204.2	$4,037.1

(a)    Includes $52.0 million of backlog related to a discontinued operation.

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